UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2007
INFINITY ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-17204	20-3126427
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

633 Seventeenth Street, Suite 1800
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 932-7800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement
Asset Purchase and Sale Agreement
On December 27, 2007, Infinity Energy Resources, Inc.’s (the “Company”) wholly-owned subsidiary, Infinity Oil & Gas of Wyoming, Inc., (“Infinity-Wyoming”) entered into a definitive Asset Purchase and Sale Agreement with Forest Oil Corporation (“Forest Oil”).
Under the terms of the Asset Purchase and Sale Agreement, Infinity-Wyoming agreed to sell, and Forest Oil agreed to purchase, essentially all of Infinity-Wyoming’s producing oil and gas properties in Colorado and Wyoming, along with 80% of the working interest owned by Infinity-Wyoming in undeveloped leaseholds in Routt County, Colorado and Sweetwater County, Wyoming, for $17.4 million in cash, subject to ordinary and customary adjustments from the effective date of October 1, 2007 through the date of closing. The closing of the Asset Purchase and Sale Agreement is anticipated to occur on or about January 7, 2008, and is contingent upon the satisfaction of certain customary closing conditions.
The Company currently expects the adjusted proceeds from the sale to be approximately $16 million. Sale proceeds will be utilized to (1) retire approximately $12 million in outstanding bank debt; (2) settle open oil and gas commodity derivative liabilities of less than $2 million; and (3) pay accrued interest and forbearance fees and prepay interest totaling approximately $0.8 million to Amegy Bank N.A. The remainder of the sale proceeds, along with amounts to be received from Forest Oil under the Farmout and Acquisition Agreement described below, are anticipated to be reserved for the payment of certain accounts payable and accrued liabilities.
Farmout and Acquisition Agreement
Also on December 27, 2007, Infinity Oil and Gas of Texas, Inc. (“Infinity-Texas”), a wholly-owned subsidiary of the Company, entered into a Farmout and Acquisition Agreement (“Farmout Agreement”) for certain oil and gas leaseholds owned by Infinity-Texas in Erath County, Texas. The Farmout Agreement provides that Forest Oil will operate and earn a 75% interest in the spacing unit for each well in a 10-well drilling program. If Forest Oil completes the drilling program, Forest Oil will earn a 50% interest in the approximate 31,000 remaining undeveloped net acres and existing Erath County infrastructure owned by Infinity-Texas. The drilling obligation begins no later than March 15, 2008. Infinity-Texas retains 100% of its interest in all currently completed wells and 100 acres surrounding each currently completed well.
The foregoing summary descriptions of the terms of the Asset Purchase and Sale Agreement and the Farmout Agreement may not contain all information that is of interest. For further information regarding the terms and conditions of each of the Asset Purchase and Sale Agreement and the Farmout Agreement, reference is made to such agreements, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated by reference.
Forward-Looking Statements
This Current Report on Form 8-K includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “anticipate”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this Current Report on Form 8-K include the anticipated closing of the Asset Purchase and Sale Agreement and the use of proceeds from the sale. Factors that could cause or contribute to such differences include, but are not limited to, failure to meeting closing conditions of the Asset Purchase and Sale Agreement, and actions by Amegy Bank or other creditors with respect to debt obligations, liquidity and capital requirements, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic report filings with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.
     (d)     Exhibits.

Exhibit 10.1	Asset Purchase and Sale Agreement by and between Infinity Oil & Gas of Wyoming, Inc. and Forest Oil Corporation, dated as of December 27, 2007.

Exhibit 10.2	Farmout and Acquisition Agreement by and between Infinity Oil and Gas of Texas, Inc. and Forest Oil Corporation, dated as of December 27, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: January 3, 2008

Infinity Energy Resources, Inc.
By:	/s/Daniel F. Hutchins
Daniel F. Hutchins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Asset Purchase and Sale Agreement by and between Infinity Oil & Gas of Wyoming, Inc. and Forest Oil Corporation, dated as of December 27, 2007.

Exhibit 10.2	Farmout and Acquisition Agreement by and between Infinity Oil and Gas of Texas, Inc. and Forest Oil Corporation, dated as of December 27, 2007.